Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Darden Restaurants, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Darden Restaurants, Inc. and subsidiaries of our reports dated July 17, 2008, with respect to the consolidated balance sheets of Darden Restaurants, Inc. as of May 25, 2008 and May 27, 2007, and the related consolidated statements of earnings, changes in stockholders’ equity and accumulated other comprehensive income (loss), and cash flows for each of the fiscal years in the three-year period ended May 25, 2008, and the effectiveness of internal control over financial reporting as of May 25, 2008, which reports are included in the Annual Report on Form 10-K for the year ended May 25, 2008 of Darden Restaurants, Inc.

Our report refers to the Company’s change in its method of accounting for uncertainty in income taxes in 2008 by adopting FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, and its change in the method of accounting for share based compensation by adopting Statement of Financial Accounting Standards No. 123R, Share-Based Payment, and accounting for defined pension and other post retirement plans by adopting Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Pension and Other Postretirement Plans, in 2007.

/s/KPMG LLP

January 2, 2009

Orlando, Florida

Certified Public Accountants